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INDEPENDENT AUDITORS' CONSENT


The Bear Stearns Funds.:

We consent to the use in Post-Effective Amendment No. 25 to Registration Statement No. 33-84842 of our report dated May 14, 1999, included in the Annual Report to Shareholders for the year ended March 31, 1999, and incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the caption "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
New York, New York
July 23, 1999